Exhibit 21.1

Subsidiaries of the Company

First Mid Bank & Trust, N.A. (a national banking association)

First Mid Wealth Management Company (an Illinois corporation)

First Mid Insurance Group, Inc. (an Illinois corporation)

First Mid Captive, Inc. (a Nevada corporation)

First Mid Investments, Inc. (a Nevada corporation)

First Mid-Illinois Statutory Trust II (a Delaware business trust)

Clover Leaf Statutory Trust I (a Maryland business trust)

FBTC Statutory Trust I (a Delaware business trust)

Blackhawk Statutory Trust I (a Connecticut business trust)

Blackhawk Statutory Trust II (a Connecticut business trust)